UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a party other than the registrant ☐

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☐	Preliminary proxy statement
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☒	Definitive proxy statement
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Citizens First Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CITIZENS FIRST CORPORATION

1065 Ashley Street, Suite 150

Bowling Green, Kentucky  42103

April 12, 2017

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders which will be held at the Warren County Public Library, Bob Kirby Branch, 175 Iron Skillet Court, Bowling Green, Kentucky, on Wednesday, May 17, 2017, at 10:00 a.m. local time. I sincerely hope that you will be able to attend the meeting and I look forward to seeing you.

The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2016 and the first quarter of 2017. Your attention is directed to the proxy statement accompanying the notice for a more complete statement regarding the matters proposed to be acted upon at the meeting.

In order that your Citizens First Corporation common stock may be represented at the annual meeting, please vote by telephone, over the Internet or by mailing your proxy card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If you decide later to attend the meeting, you may withdraw your proxy and vote your shares in person.

Sincerely,

M. Todd Kanipe
President and Chief Executive Officer

CITIZENS FIRST CORPORATION

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 17, 2017

The 2017 Annual Meeting of Shareholders of Citizens First Corporation will be held on Wednesday, May 17, 2017 at 10:00 a.m. local time at the Warren County Public Library, Bob Kirby Branch, 175 Iron Skillet Court, Bowling Green, Kentucky, for the following purposes:

(1)	To elect three persons to serve as Class II directors for three year terms ending in 2020 and until their successors are elected and qualify;
(2)	To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
(3)	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as described in the proxy statement that accompanies this notice;
(4)	To consider two shareholder proposals, if properly presented at the annual meeting; and
(5)	To transact any other business as may properly come before the meeting or any adjournments of the meeting.

March 24, 2017 is the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Only holders of common stock of record at the close of business on that date are entitled to vote at the meeting or any adjournments thereof.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible or vote by telephone or over the Internet in accordance with the instructions on the proxy card. If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person.

M. Todd Kanipe
President and Chief Executive Officer

Bowling Green, Kentucky
April 12, 2017

CITIZENS FIRST CORPORATION

1065 Ashley Street, Suite 150

Bowling Green, Kentucky  42103

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held on May 17, 2017

This proxy statement is furnished to the shareholders of Citizens First Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (“Board” or “Board of Directors”)  for use at the 2017 Annual Meeting of Shareholders of the Company (the “Meeting”), and at any adjournments thereof. The Meeting will be held at 10:00 a.m. local time on Wednesday, May 17, 2017 at the Warren County Public Library, Bob Kirby Branch, 175 Iron Skillet Court, Bowling Green, Kentucky.

The purposes of the Meeting are (i) to elect three Class II directors, (ii) to ratify the appointment of the Company’s independent registered public accounting firm, (iii) to approve, on a non-binding and advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, (iv) to consider two shareholder proposals, if properly presented at the Meeting, and  (v) to transact such other business as may properly be brought before the Meeting.

The close of business on March 24, 2017 is the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. This proxy statement and the accompanying proxy card are being first sent or given to shareholders on or about April 12, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 17, 2017:

The Company’s notice of annual meeting, this proxy statement, the proxy card and the annual report to shareholders are available on the Internet at
http://www.astproxyportal.com/ast/19059/

As of the close of business on March 24, 2017, the Company had 2,019,052 shares of common stock, no par value, issued and outstanding, and 229 shares of cumulative convertible preferred stock,  no par value, issued and outstanding. Each outstanding share of common stock is entitled to one vote on all matters that may come before the Meeting. The issued and outstanding shares of preferred stock are not entitled to vote on any of the matters to be presented at the Meeting.

IMPORTANT MEETING AND VOTING INFORMATION

Voting Procedures

A proxy card for use at the Meeting accompanies this proxy statement. If you are a shareholder entitled to vote as of the record date, you may vote (i) by attending the Meeting and voting in person, (ii) by following the instructions on the proxy card for voting by telephone or over the Internet, or (iii) by signing, dating and mailing in your proxy card. If you hold shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

The deadline for submitting a proxy by telephone or via the Internet as a shareholder of record is 11:59 p.m., Central Time, on May 16, 2017. For shareholders whose common stock is registered in the name of a broker, financial institution or other nominee, please consult the instructions provided by your nominee for information about the deadline for submitting a proxy by telephone or via the Internet.

If You Vote by Telephone or on the Internet, You Do NOT Need to Return Your Proxy Card.

If you properly vote and submit your proxy card, the shares it represents will be voted at the Meeting in accordance with the directions, if any, noted thereon. If no contrary directions are given, the shares will be voted:

•	FOR the election of the nominees for director named in this proxy statement (Proposal No. 1);
•	FOR the ratification of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 2);
•	FOR approval of the non-binding advisory resolution approving the Company’s executive compensation (Proposal No. 3);
•	AGAINST the shareholder proposal by Service Equity Partners, L.P. entitled “Elimination of Classified or Staggered Board” (Proposal No. 4); and
•

AGAINST the shareholder proposal by Service Equity Partners (QP), L.P. to recommend that the Board of Directors immediately implement steps necessary to achieve a sale, merger or other disposition of the Company (Proposal No. 5).

If any nominee for election to the Board of Directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted FOR a substitute nominee selected by the Board of Directors.

Revocability of Proxies

You can revoke your proxy at any time before it is voted by delivering to the Secretary of the Company, Citizens First Corporation, 1065 Ashley Street, Suite 150, Bowling Green, Kentucky 42103, either a written revocation of the proxy or a duly executed proxy bearing a later date, or by casting a new vote by telephone or Internet (only your last proxy submitted prior to the Meeting will be counted). You may also revoke your proxy by attending the Meeting and voting in person.

Shareholder Approval Requirements

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock of the Company as of the record date will constitute a quorum for the transaction of business at the Meeting. Proxies that are returned to us where brokers have received instruction to vote on one or more proposals but do not vote on other proposals are referred to as “broker non-votes”. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

Under the rules of the New York Stock Exchange, if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to non-routine matters. The election of directors, the proposal to approve the non-binding, advisory resolution approving the compensation of the Company’s named executive officers, and the two shareholder proposals are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal Nos. 1, 3, 4 and 5. Therefore, it is very important you instruct your broker how you wish your shares to be voted on these matters.

The ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 is considered routine and therefore your broker may vote your shares on this Proposal even if your broker does not receive instructions from you.

Under Kentucky law, the affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Meeting is required for the election of directors, which means the nominees who receive the largest number of properly cast votes will be elected as directors. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors is elected. Abstentions and broker non-votes are not counted as votes cast for the foregoing purpose and will have no effect on the election of the nominees.

The advisory approval of the Company’s executive compensation, the  ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year and Proposal Nos. 4 and 5 will be approved if the number of shares of common stock voted in favor of the proposal exceeds the number of shares of common stock voted against it. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the votes for these proposals.

Directions to 2017 Annual Meeting of Shareholders

Our Meeting will be held at 10:00 a.m., local time, on Wednesday, May 17, 2017 at the Warren County Public Library, Bob Kirby Branch, 175 Iron Skillet Court, Bowling Green, Kentucky. If you need directions, please contact us at 270‑393‑0700.

Proxy Solicitation

Although the Company does not currently plan to engage a proxy solicitation firm, the Company will pay the cost of proxy solicitation, if any. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

Shareholder Proposals for Next Year’s Meeting

Any proposal that a shareholder may desire to be included in the Board of Directors’ proxy statement for presentation at the 2018 annual meeting of shareholders must be received not later than December 8, 2017 in order to be considered for inclusion. All such proposals should be sent to the Secretary of Citizens First Corporation at 1065 Ashley Street, Suite 150, Bowling Green, Kentucky 42103. After this date, a shareholder who intends to raise a proposal to be acted upon at the 2018 annual meeting of shareholders but who does not desire to include the proposal in the 2018 proxy statement must inform the Company in writing no later than March 18, 2018 (or, if less than sixty days’ notice or prior public disclosure of the date of the meeting is given to shareholders, then not later than the close of business on the 10th day following the date of such notice or prior public disclosure). Shareholder proposals submitted after March 18, 2018 will be considered untimely under our Bylaws and the Board may exclude such proposals from being acted upon at the 2018 annual meeting of shareholders. If the Board of Directors elects not to exclude such proposals from consideration at the meeting (although not included in the proxy statement), the proxy solicited by us for next year’s annual meeting may confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that meeting.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of the following directors is “independent,” within the meaning of Nasdaq Listing Rule 5605(a)(2):  Barry D. Bray, Kent Furlong, Sarah Glenn Grise, Chris B. Guthrie, James Henderson, James R. Hilliard, Amy Milliken,  Jack Sheidler, John Taylor and Kevin Vance.

Under Nasdaq Listing Rule 5605(a)(2), directors may not be determined to be independent if they are an executive officer or have been employed by a company within the three years preceding the determination of independence. In addition, a director may not be considered independent if the director received more than $120,000 in compensation (other than director fees, certain deferred compensation and retirement payments) from the Company for any twelve-month period during the preceding three years.

In its independence determination, the Board considered that directors, family members of directors and companies in which they serve as executives or controlling shareholders have various banking relationships, including loan and deposit relationships, with our subsidiary, Citizens First Bank (the “Bank”), and that such services are provided on non-preferential terms generally available to other customers. Loans that are made to such persons do not involve, at the time made, more than the normal risk of collectability or present other unfavorable features to the Bank.  See “Certain Relationships and Related Transactions.”

Director Qualifications and Evaluation of Candidates

The Company’s Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for Board membership. The candidates nominated to serve as directors will, at a minimum, in the Governance Committee’s judgment,

•	fulfill the needs of the Board of Directors at the time in terms of age, experience and expertise,
•

possess the background and ability to contribute to the performance by the Board of its responsibilities through senior executive management experience and/or a record of relevant civic and community leadership, and

•	be able to represent the interests of the Company and all of its shareholders.

In addition to the general skills stated above, the directors must not have any interests that would materially impair their ability to exercise independent judgment, or otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

The Company does not have a formal diversity policy for nominees. However, the Board seeks members with diverse professional backgrounds and the Board also reviews the requisite skills and characteristics of Board members as well as the composition of the Board as a whole.

To further align the interests of members of our Board of Directors with our shareholders, the Board of Directors adopted director stock ownership requirements for our directors. All directors are to beneficially own 5,000 shares of the Company’s common stock within twelve months after their election or reelection.

Our directors have demonstrated significant achievement and generally have significant management experience in one or more fields of business, professional, governmental, community or academic endeavors. Our directors have sound judgment as a result of their management or policy making experience and demonstrate an ability to function effectively in an oversight role. Given the tenure of most of the directors on our Board, they have a general appreciation regarding major issues facing the Company. These experiences make each of our directors well qualified to be a member of the Company’s Board of Directors. For a discussion of the specific backgrounds and qualifications of our current directors, see “Proposal No. 1: Election of Directors” on page 7 of this proxy statement.

Process for Identifying Candidates

The Governance Committee seeks to identify potential candidates for membership on the Board of Directors through existing members of the Board, senior management and other members of the communities served by the Company. The Governance Committee will also consider nominees proposed by the Company’s shareholders in accordance with the provisions contained in the Company’s Bylaws. Under the Bylaws, any shareholder may nominate a person for election to the Company’s Board at the annual meeting of shareholders, provided that the nomination is received by the Company not less than 60 days prior to the date of the annual meeting of shareholders. Each nomination submitted in this manner must include the name and address of the nominee(s) and his or her age, business and residence addresses, principal occupation, number of shares of our common stock beneficially owned, and such other information as would be required to be included in a proxy statement soliciting proxies for the election of such proposed nominee. In addition, the nominating shareholder must provide his or her name and address and the number of shares of our common stock beneficially owned by the shareholder. The Board evaluates and will consider nominees recommended by shareholders on the same basis as nominees recommended by any other source.

Board Leadership Structure

In accordance with our Bylaws, our Board of Directors elects our Chief Executive Officer and our Chairman, and each of these positions may be held by the same person or may be held by two persons. The Board does not have a policy, one way or the other, on whether the role of the Chairman and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Under its charter, the Governance Committee periodically reviews and recommends to the Board the leadership structure of the Board. Currently, the positions of Chief Executive Officer and Chairman are held by separate persons. After careful consideration, the Governance Committee has determined that the current Board structure separating the Chief Executive Officer and Chairman positions is the most appropriate leadership structure for the Company and its shareholders.

Executive sessions, or meetings of outside directors without management present, are held at regular intervals for both the Board and the Committees. Mr. Sheidler, as the Chairman of the Company, serves as the presiding director of the executive session meetings of the non-management directors of the Board. The Board meets in executive session a minimum of four times each year and generally meets on a monthly basis.

While the Board of Directors does not have a lead independent director, it believes that having a majority of independent directors, an independent committee system and periodic meetings of non-management directors in executive session permit the Board to maintain effective oversight of the Company’s management. The Board of Directors periodically reviews its leadership structure to ensure that it meets the Company’s needs.

Board’s Role in Risk Oversight

The Board of Directors is charged with providing oversight of the Company’s risk management process. Given the importance of the Bank’s operations and the possible impact on us of risks associated with the Bank’s activities, we have adopted a risk management oversight structure designed to ensure that all significant risks are actively monitored by the Board or a Board-level committee. All members of our Board of Directors are also members of the Board of Directors of the Bank.

Role of the Audit Committee. The Audit Committee of the Board assists the Board in fulfilling its responsibility to oversee our risk management framework and associated policies and practices. The Audit Committee’s role is to oversee and monitor management’s implementation of our risk-management process; management is responsible for establishing and maintaining an effective risk management framework.

The Audit Committee coordinates its oversight of enterprise risk with the Bank’s Loan Committee (which oversees certain aspects of credit and concentration risk), the Asset Liability Committee (which oversees aspects of liquidity and interest rate risk), and the Compensation Committee (which oversees incentive compensation risk).

In carrying out its responsibilities, the Audit Committee works closely with the Company’s risk management officers. Our Chief Risk Officer is the chair of the Risk Management Committee and is the individual designated by the Board to administer our risk management program. Primary responsibilities of the Committee, which are discharged by the Chief Risk Officer, include: (i) general oversight of risk; (ii) establishment of appropriate policies and procedures relating to risk management; (iii) monitoring the effectiveness of risk management programs; (iv) monitoring significant risk exposure, as well as the potential financial and other impacts from such risks; (v) staying informed on the Company’s conditions to identify potential future risks and ensure plans are in place to mitigate risk; and (vi) initiating corrective actions with management in any area of risk deemed appropriate by the Committee. Risk assessment, an ongoing process conducted by lines of business managers and Committee members, includes risk ranking the issues identified to determine if there are current or anticipated high, moderate or low risks for the Company. The outcomes of the risk ranking determine the type of risk mitigation and monitoring to effectively manage the risk.

In addition to the Risk Management Committee’s general risk oversight role, responsibility for detailed oversight of specific types of risks has been delegated to various Board committees, as follows:

Internal Control Risk. In addition to its oversight of all aspects of our annual independent audit and the preparation of our financial statements, the Audit Committee has been assigned responsibility for oversight of risks associated with internal controls, legal risks, compliance with applicable laws and regulations, ensuring the establishment and implementation of codes of conduct and overseeing response to reports of examination.

Market/Interest Rate/Liquidity Risks. The Asset Liability Committee has been charged with overseeing management of our interest rate, liquidity, currency and similar market risks. In fulfilling its responsibilities the Committee oversees the implementation of our asset liability management policies and activities undertaken in connection with such policies. The Asset Liability Committee monitors our liquidity positions and liquidity risk management activities, interest rate risk management process and overall interest rate risk profile, the sensitivity of earnings under varying interest rate scenarios and considers the risks associated with potential changes in market interest rates. The Asset Liability Committee also monitors economic and interest rate trends with a view toward limiting any potential adverse impact on our earnings.

Credit Risk. The Bank’s Loan Committee oversees and monitors risk related to the Bank’s lending activities. Among other things, it reviews and approves lending strategies and policies, approves asset quality standards with respect to all lending areas, including standards for loan concentrations and liquidity, and monitors concentrations of credit by product, industry and geographic area. The Committee approves appropriate general underwriting policies with respect to all lending areas and monitors adherence to such policies; and approves credit policies. The Committee also monitors asset quality trends, reviews classified loans, charge-offs and delinquencies and approves strategies and policies regarding the acquisition, management and disposition of foreclosed property.

Risks Associated with Compensation Programs. The Compensation Committee has responsibility for oversight of our various compensation programs. As part of its duties, the Compensation Committee is responsible for evaluating whether any of these programs contain features that promote excessive risk-taking by employees, either individually or as a group.

Communications with Members of the Board

Our Board of Directors welcomes communications from shareholders and has established a procedure for receipt of such communications. Shareholders may send communications to the Board of Directors, or to any director in particular, in care of Secretary, Citizens First Corporation, 1065 Ashley Street, Suite 150, Bowling Green, Kentucky 42103. Any correspondence to the Board of Directors, or to any director in particular, will be forwarded by the Company to the addressee, without review by management.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to our principal executive, financial and accounting officers and persons performing similar functions, as well as all other directors and employees. The purpose of the Code of Ethics is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct. A copy of the Code of Ethics can be obtained on the Company’s website at www.citizensfirstbank.com. In addition, the Company will provide to any person without charge, upon request, a copy of the Company’s Code of Ethics. Requests should be directed to Secretary, Citizens First Corporation, 1065 Ashley Street, Suite 150, Bowling Green, Kentucky 42103.

Board Member Attendance at Annual Meeting

We encourage each member of the Board of Directors to attend the annual meetings of shareholders. All of our directors attended the 2016 annual meeting of shareholders.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s Articles of Incorporation and Bylaws currently provide that the Board of Directors shall consist of not less than seven nor more than eighteen directors and shall be divided into three classes, each consisting as nearly equal in number as practicable. Presently, the Board has twelve members, with each class consisting of four directors.

The terms of Class II directors, Barry Bray, Sarah Glenn Grise, Chris Guthrie and Amy Milliken, expire at the Meeting. Mr. Guthrie has advised the Board of his decision not to stand for reelection at the Meeting due to constraints on his time relating to his family business. The Governance Committee has recommended, and the Board has approved, the nomination of Barry Bray, Sarah Glenn Grise and Amy Milliken for election at the Meeting to another three year term. All of the nominees have agreed to serve if elected. With each shareholder having one vote per share of common stock to cast for each nominee, the nominees receiving the greatest number of votes will be elected. Following the Meeting, the Board will have eleven members, with Class I and Class III having four directors and Class II having three directors.

Unless a proxy is marked otherwise, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the election of the Class II directors named below. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as a director. If any nominee should become unavailable before the Meeting, the persons named in the enclosed proxy, or their substitutes, reserve the right to vote for substitute nominees selected by the Board of Directors.

All of the Company’s directors also currently serve as directors of the Bank.

The Board of Directors unanimously recommends that you vote “FOR” each of the director nominees.

Nominees for Election to the Board

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions for SEC reporting companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualification, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company.

Class II Directors – Terms to Expire in 2020

Barry D. Bray (71)	Director since 1999

From December 2010 until April 2011, Mr. Bray served as the interim Chief Credit Officer for Town & Country Bank in Bardstown, Kentucky. Mr. Bray had previously retired from banking in 2004, after a 34 year career in the banking industry. From 1998 to 2004, Mr. Bray served as Vice President – Chief Credit Officer of the Company, where he was responsible for all aspects of retail, commercial and mortgage lending. Prior to that, Mr. Bray served as Executive Vice President – Chief Credit Officer of Trans Financial Bancorp, Inc. for 17 years. Prior to joining Trans Financial, he was employed for ten years as a national bank examiner by the Office of the Comptroller of the Currency. Mr. Bray earned his bachelor’s degree in economics from Xavier University. He is also a graduate of the School of Banking of the South, Louisiana State University and Robert Morris Associates Senior Lending School. Mr. Bray brings a long and varied experience in all areas of banking (accumulated through several banking cycles) which gives both the Company and the Board of Directors an in-depth insight into the banking industry. Mr. Bray’s extensive banking and executive management experience brings the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally.

Sarah Glenn Grise (60)	Director since 2002

Ms. Grise is a civic volunteer having previously served for 18 years as General Manager of TKR Cable of Southern Kentucky. Ms. Grise has served on the Board of Directors of Houchens Industries, Inc. since 1995, serves on the Board of Directors of Bowling Green Municipal Utilities and has served in leadership positions for numerous nonprofit and civic organizations. Ms. Grise earned her bachelor’s degree in business administration from the University of North Carolina at Chapel Hill. Ms. Grise is actively involved in a number of community activities in the Company’s market area. Her involvement in the community offers the Board insight into many of the Company’s constituencies.

Amy Milliken (45)	Director since 2009

Ms. Milliken is the County Attorney for Warren County, Kentucky and began her prosecutorial career in 1996 as an Assistant Warren County Attorney. Ms. Milliken is on the Board of Directors of the Bowling Green Chamber of Commerce and serves and has served in leadership positions for a number of nonprofit and civic organizations, including the Dream Factory of Bowling Green, the Warren County Domestic Violence Council, Hope Harbor, the Child Advocacy Center, CASA, Leadership Bowling Green, board member and past president of the Kentucky County Attorneys Association, and the executive board of the Juvenile Justice Advisory Board. Ms. Milliken earned her bachelor’s degree from Western Kentucky University in 1993 and her law degree from Salmon P. Chase College of Law in 1995. As an attorney, Ms. Milliken brings significant experience and knowledge to the Company in the areas of regulatory compliance and risk oversight. Her active involvement in a number of community activities in the Company’s market area allow her to contribute valuable insight to the Board on key developments in the Warren County market.

Continuing Directors Until 2018 Meeting

Class III Directors-Terms to Expire in 2018

Jim Henderson (46)	Director since 2016

Mr. Henderson has been the County Judge Executive of Simpson County, Kentucky since 1999. In that position he acts as CEO and Manager of Simpson County government. Mr. Henderson is on the executive board of the Kentucky Association of Counties and the Kentucky County Judge Executives Association and the Board of Directors of the Barren River Area Development District. He also serves on the Barren River District Health Board of Directors where he is a member of the Finance Committee, Community Action of Southern Kentucky, Inc. and the Harry S. Truman Scholarship Foundation Board of Trustees. Mr. Henderson earned his bachelor’s degree from Western Kentucky University. Mr. Henderson’s executive experience and civic involvement in the Simpson County community offers the Board insight into the business climate impacting many of the Company’s customers in that market.

James R. Hilliard (60)	Director since 2009

Since 1995, Mr. Hilliard has served as Regional President of AirGas USA, LLC, a distributor of welding gases and supplies headquartered in Radnor, Pennsylvania. He has served in various capacities with that company and its predecessors since 1975. Mr. Hilliard is President of the Jerry E. Baker Foundation in Bowling Green, Kentucky. He earned his bachelor’s degree in  business administration from Western Kentucky University in 1982. Mr. Hilliard has extensive knowledge and leadership experience and skills having served as the president of a large industrial company for over 20 years.

M. Todd Kanipe (48)	Director since 2009

Mr. Kanipe was appointed President and Chief Executive Officer of the Company and the Bank in June 2009. Mr. Kanipe has over 25 years of banking experience, having joined the Company in 1999 as Vice President and Trust Relationship Manager. In 2004, he was named Executive Vice President, Credit Administration of the Company and the Bank. Mr. Kanipe also served as Executive Vice President, Finance from January 2008 to September 2008. Prior to joining the Company, he was a senior relationship manager with Trans Financial Bank. Mr. Kanipe is active in the Bowling Green community, having served on the Board of Directors of American Red Cross and Big Brothers & Sisters. Mr. Kanipe earned his bachelor’s degree in finance from Western Kentucky

University. He is a graduate of the Cannon Personal Trust School and the Kentucky Schools of Banking and Commercial Lending. Mr. Kanipe’s extensive experience as a banker in the Company’s market area and as a community leader enables him to provide insight to the Board of Directors on the factors that impact the Company and the communities the Company serves and his day to day management of the Bank allows him to provide the Company with company-specific experience and expertise.

Kevin Vance (53)	Director since 2008

Dr. Vance has been a small business owner and operator in South Central Kentucky for over 24 years. He is the founder and President of Hartland Animal Hospital in Horse Cave, Kentucky. He has served in a variety of leadership positions, including as past president and director of the Hart County Chamber of Commerce, past president and director of the Hart County Cattlemen’s Association, director of the Kentucky Board of Veterinary Examiners, director of the Hart County District Extension Council, and  director of the Hart County Fair Board. Dr. Vance is an active member of the American Veterinary Medical Association and the Kentucky Veterinary Medical Association and currently serves on the legislative committee of the KVMA. Dr. Vance earned his bachelor’s degree from Western Kentucky University and his veterinary medicine degree from Auburn University. As a small business owner and an active member of his community, Dr. Vance brings a unique insight and knowledge to the Company of the Hart County market area.

Continuing Directors Until 2019 Meeting

Class I Directors-Terms to Expire in 2019:

Kent Furlong (33)	Director since 2016

Mr. Furlong is the founder and owner of Hines Furlong Line, Inc., a company headquartered in Nashville, Tennessee that specializes in leasing and chartering inland tank barges to other barge companies and end user chemical and oil companies. Mr. Furlong is also the Vice President of Business Development of Hunter Marine Transport, Nashville, Tennessee. Hunter Marine owns and operates a fleet of inland towboats, hopper and deck barges, sand dredges and terminals primarily on the Cumberland, Mississippi and Ohio Rivers. Mr. Furlong earned his bachelor’s degree from Bellarmine University. Originally from Bowling Green, Kentucky, he currently resides in Franklin, Tennessee.  Mr. Furlong’s business experience, particularly in the areas of finance and leasing, and his knowledge of the metropolitan Nashville, Tennessee business community provide important insight and perspective to the Company’s Board of Directors.

Steve Marcum (60)	Director since 2014

Mr. Marcum, a CPA, has been the Executive Vice President and Chief Financial Officer of the Company and the Bank since August 2009 and also served in those positions from October 2005 through January 2008. From January 2008 to August 2009, Mr. Marcum was a bank examiner with the Federal Deposit Insurance Corporation and a senior manager with Holland CPAs (now Carr, Riggs & Ingram), a regional public accounting firm. Mr. Marcum earned his MBA from  Western Kentucky University and completed the Graduate School of Banking at the University of Wisconsin-Madison. He currently serves as President of the trustees for the Warren County Public Library. He previously served as President of the Kentucky State Board of Accountancy and as a part-time instructor at Western Kentucky University in accounting and finance. He is active in the Kentucky Bankers Association and Independent Community Bankers Association. Mr. Marcum’s extensive financial and accounting expertise, as well as experience in internal controls and financial reporting, strengthens the Board’s collective qualifications, skills and experience.

Jack Sheidler (60)	Director since 2002

Mr. Sheidler, the principal and owner of Greenwood Properties, LLC, has been a real estate developer of retail, multi-family and office properties in the Southeast since 1984. He served as a director of Southern Kentucky Performing Arts Center for many years and is active in civic and nonprofit organizations in the Warren County community. Mr. Sheidler has extensive experience in commercial real estate matters. Mr. Sheidler’s experience as chairman of the Board of Directors offers the Board management experience, leadership capabilities, financial knowledge and business acumen and his experience in commercial real estate development provides the Board with an informed perspective of an industry in which the Company is an active lender.

John Taylor (77)	Director since 2009

Mr. Taylor has been a partner and owner of Taylor Polson & Company, a public accounting firm in Glasgow, Kentucky, since 1970. He is a past president of the Glasgow-Barren County Chamber of Commerce. Mr. Taylor earned his bachelor’s degree from Western Kentucky University and served in the Kentucky National Guard for nine years. Mr. Taylor’s experience in the preparation, analysis and evaluation of financial statements and understanding of internal controls and procedures for financial reporting provides strong support to the Company’s Audit Committee and strengthens the Board’s collective qualifications, skills and experience.

Meetings and Committees of the Board of Directors

Twelve meetings of the Board of Directors were held during 2016. All of our directors attended 75% or more of the combined total of the meetings of the Board of Directors and of all committees on which they served.

In 2016, our Board of Directors had three standing committees:  the Audit Committee, the Compensation Committee and the Governance Committee. The Audit Committee, the Compensation Committee and the Governance Committee are composed entirely of independent directors within the meaning of the term in the Nasdaq Listing Rules and as required by the rules and regulations of the Securities Exchange Act of 1934, as amended.

The current members of the Audit Committee are Sarah Glenn Grise (Chairman), Barry Bray, Jim Henderson, Jack Sheidler, John Taylor and Kevin Vance. The Audit Committee met five times in 2016.

The current members of the Compensation Committee are Bob Hilliard (Chairman), Barry Bray, Kent Furlong, Chris Guthrie, Amy Milliken and Kevin Vance. The Compensation Committee met four times in 2016.

The current members of the Governance Committee are Amy Milliken (Chairman), Sarah Glenn Grise, Chris Guthrie, Jim Henderson, Bob Hilliard and John Taylor. The Governance Committee met four times in 2016.

Audit Committee. The Audit Committee consists of five directors, each of whom satisfies the independence requirements set forth under the Nasdaq Listing Rules and Rule 10A‑3(b)(1) of the Securities Exchange Act. The Audit Committee, among other things, is directly responsible for the selection, oversight and compensation of our independent registered public accounting firm. It is also responsible for meeting with the independent auditors and the appropriate corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, the adequacy of financial, accounting and operating controls, and the scope of the audits of our independent auditors and any internal auditor. In addition, the Audit Committee is responsible for reviewing and reporting the results of each audit and making recommendations it may have to the Board of Directors with respect to financial reporting and accounting practices, policies, controls and safeguards. The Audit Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform and that is reviewed for adequacy on an annual basis.  A copy of the Audit Committee charter was included with the proxy statement for our 2015 annual meeting of shareholders.

The rules and regulations of the Securities and Exchange Commission require the Company to disclose whether it has an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission and that he is “independent” as defined by the rules and regulations of the Securities and Exchange Commission. The Board of Directors has determined that director John Taylor is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and that Mr. Taylor is “independent” as independence for audit committee members is defined in the Nasdaq Listing Rules.

Compensation Committee. The Compensation Committee consists of five directors, each of whom satisfies the independence requirements set forth under the Nasdaq Listing Rules. The Compensation Committee establishes the compensation arrangements for our executive officers. The Committee also administers the Company’s incentive compensation plans. The Company’s executive management supports the Compensation Committee by preliminarily determining compensation increases and providing data to the Committee for analysis. In addition, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee. All of the decisions with respect to the Company’s executive compensation are made by the Compensation Committee alone and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by management. In 2016, the Compensation Committee engaged Pearl Meyer & Partners, an independent compensation consultant, to assist in the design of the Company’s executive compensation program. The Compensation Committee operates pursuant to a formal written charter that sets out the functions that this Committee is to perform and that is reviewed for adequacy on an annual basis.  A copy of the Compensation Committee charter was included with the proxy statement for our 2015 annual meeting of shareholders.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (“Governance Committee”) consists of five directors, each of whom satisfies the independence requirements set forth under the Nasdaq Listing Rules. The Governance Committee identifies and recommends nominees for election to the Board, and oversees matters of corporate governance processes, including Board performance. The Governance Committee’s duties specifically include: screening and recommending candidates as nominees for election to the Board of Directors; overseeing the process whereby Board and committee performance is evaluated; overseeing the training and orientation of directors; recommending committee assignments; recommending the appropriate skills and characteristics required of new Board members; and overseeing compliance with the Company’s Code of Ethics. The Governance Committee operates pursuant to a written charter that sets out the functions that this Committee is to perform and that is reviewed for adequacy on an annual basis.  A copy of the Governance Committee charter was included with the proxy statement for our 2016 annual meeting of shareholders.

Compensation of Directors

In 2016, our directors received $1,000 per month for each month in which they attended a Board of Directors’ meeting. Directors also receive $1,000 for each special meeting attended and a range of $200 to $250 for each local advisory board meeting attended, if any. We also reimburse non-employee directors for the expenses they incur to attend the meetings. Directors do not receive separate compensation for serving on the Board of Directors of the Bank.

In 2016, we provided the following compensation to our non-employee directors for services rendered:

Name	Fees Earned or Paid in Cash($)
Barry D. Bray	$12,000
Kent Furlong	$11,000
Sarah Glenn Grise	$12,000
Chris Guthrie	$12,000
Jim Henderson	$12,750	(1)
Bob Hilliard	$11,000
Amy Milliken	$12,000
Jack Sheidler	$12,000
John Taylor	$12,200	(1)
Kevin Vance	$12,000

(1)	Includes local advisory board fees of $750 for Mr. Henderson and $200 for Mr. Taylor.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Board of Directors, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Crowe Horwath LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The firm of Crowe Horwath has served as the Company’s auditors since 2005. A representative of the firm is expected to be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid Crowe Horwath LLP for the 2016 and 2015 fiscal years, see “Independent Registered Public Accounting Firm” below.

Ratification of the appointment of Crowe Horwath will be approved if the number of shares of common stock voting for the proposal exceeds the number of shares voting against the proposal. If the Company’s shareholders do not ratify the appointment of Crowe Horwath, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Crowe Horwath as our independent registered public accounting firm it is determined that it is in the Company’s best interest to do so.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

PROPOSAL NO. 3: APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE
COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in this proxy statement. This proposal gives you, as a shareholder, the opportunity to endorse or not endorse the compensation the Company paid to the named executive officers by voting on the following resolution, which is commonly known as a “say-on-pay” proposal. We have included this proposal among the items to be considered at the Meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934.

“Resolved, that the shareholders of Citizens First Corporation approve the compensation of the named executive officers of Citizens First Corporation as disclosed pursuant to Item 402(m) through (q) of Regulation S-K in the Company’s Proxy Statement for its 2017 Annual Meeting of Shareholders.”

In response to the voting results of the frequency of the “say-on-pay” vote at the 2015 annual meeting of shareholders, we are providing shareholders with the opportunity to annually provide a “say-on-pay” advisory vote.

The proposal to approve the compensation of our named executive officers disclosed in this proxy statement will pass if votes cast for it exceed votes cast against it. Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of our shareholders.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL NO. 4: SHAREHOLDER PROPOSAL

The Company has been advised that Service Equity Partners, L.P., 1145 Ross Avenue, Suite 2700, Dallas, Texas 75202, who has indicated it is a beneficial owner of at least $2,000 in market value of the Company’s common stock, intends to submit the following proposal at the Meeting. The following shareholder proposal will be voted on at the Meeting only if properly presented by or on behalf of Service Equity Partners, L.P.

Elimination of Classified or Staggered Board

Resolved, that shareholders of Citizens First Corporation urge the Board of Directors to take all necessary steps (other than steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2017 be elected on an annual basis. The Directors of the Corporation shall have the additional power to promulgate and adopt any and all By-laws necessary for the proper conduct of the Corporation’s business subject to the power of the Shareholders to change or repeal such By-laws at the Annual Meeting.

Supporting Statement. Currently the Corporation has three classes of directors with one third of the directors up for election annually. It is impossible, therefore, for shareholders to register their views on the performance of all directors at each annual meeting. Considering the performance of our Company and the actions of the board that has frustrated the will of a majority of shareholders, we believe the classified board structure only serves to insulate current board members.

We believe strongly that directors should be held accountable for their decisions by running for election once a year. This practice would serve to assure shareholders that Board members are not unduly protecting themselves from shareholder influence. In adopting Proposal No. 4 we urge the Board to lower the number of directors to no more than 7 and that these directors are truly independent, have the ability and expertise required to evaluate, negotiate and participate actively in the sale or merger of the company and are already in compliance with director share ownership requirements.

According to studies, classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007); Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002); Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang and Xie, 2007); and classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Board of Directors’ Response

The Board has considered the shareholder proposal and believes that the proposal is not in the best interests of the Company and our shareholders.

While the Board acknowledges that declassification proposals continue to receive popular support, the Board nonetheless believes that declassification of the Company’s Board is not in the best interests of the Company and its shareholders.

The Board believes the Company benefits from electing directors in classes. A classified board structure provides and promotes stability, enhances the independence of non-management directors and ensures, at any given time, that a majority of the Company’s directors are experienced and knowledgeable about the Company, its business, the economic and regulatory environment in which the Company operates and existing and emerging opportunities and risks. The Board believes this structure better positions the Board to make informed decisions, and will strengthen the Company’s negotiating position if presented with a hostile takeover attempt that is not in the best interests of the Company and its shareholders. The Board does not believe that a classified board compromises the directors’ accountability to shareholders. A director’s duties to the Company and its shareholders are the same regardless of the term of office.

It is important to note that shareholder approval of this proposal would not of itself declassify the Board. Under Kentucky law, to change the class structure of the Board, the Board must first authorize and propose an amendment to the

Company’s articles of incorporation. Shareholders would then have to approve such amendment. The amendment to the articles of incorporation would then have to be filed with the Kentucky Secretary of State, at which time it would become effective.

After careful consideration of this proposal, the Board unanimously believes that this proposal is not in the best interests of the Company or our shareholders, and recommends that you vote against Proposal No. 4.

Required Vote

The proposal will be approved if the number of shares of common stock voting for the proposal exceeds the number of shares voting against the proposal. Proxies received by the Company and not revoked prior to or at the Meeting will be voted against this proposal unless otherwise instructed by the shareholder. Abstentions, and shares not voted by brokers and other entities holding shares on behalf of beneficial owners, will have no effect on the outcome. The vote is an advisory vote, and therefore not binding.

PROPOSAL NO. 5: SHAREHOLDER PROPOSAL

The Company has been advised that Service Equity Partners (QP), L.P.,  1145 Ross Avenue, Suite 2700, Dallas, Texas 75202, who has indicated it is a beneficial owner of at least $2,000 in market value of the Company’s common stock, intends to submit the following proposal at the Meeting. The following shareholder proposal will be voted on at the Meeting only if properly presented by or on behalf of Service Equity Partners (QP), L.P.

“Resolved, that the Corporation’s shareholders hereby inform the Board of Directors that the shareholders recommend that the Board of Directors immediately implement the steps necessary to achieve a sale, merger or other disposition of  the Corporation on terms that will maximize shareholder value as promptly as possible.”

Supporting Statement. Shareholder Proposal Five reflects the position of a significant percentage of the Company’s shareholders, perhaps a majority, that the benefits of an immediate sale or merger of the Company largely outweigh any potential gains to be achieved as a stand-alone entity. Shareholder Proposal Five is a more direct way of ensuring that the Company’s shareholders interested in maximizing shareholder value through a sale or merger have meaningful input into the Board’s consideration of such matters. This proposal combined with the language and intent of Proposal Four will ensure that the meaningful input is provided by knowledgeable representation on the Board. While Commerce Street Investment Management (CSIM) appreciates the fact that the Board has created a Special Committee charged with the duties of monitoring and evaluating the efforts of its investment advisor, there is no member of the committee that has significant experience in the execution of such transactions. Proposal Five and the addition of at least two, experienced independent directors will increase the opportunity that all shareholder interests are heard.  CSIM continues to believe that the Board’s and the Special Committee’s efforts require even greater rigor as the marketplace in which the Company operates can be characterized as one in which potential acquirers is dwindling, compliance burdens continue to increase and the public price of the Company’s shares hovers at book value or a discount to book value as it reflects the economic realities of the market the Bank primarily serves.

Board of Directors’ Response

The Board of Directors has considered the shareholder proposal and believes that the proposal is not in the best interests of the Company and our shareholders.

The Board appreciates the proposing shareholder’s sentiments, and comments about the economic realities, and economic and regulatory environment, facing banking organizations such as the Company. Steps have been, and continue to be, taken to position the Company to compete and operate profitably in this environment, and the Board is investigating opportunities to maximize shareholder value. However, the Board does not believe that the adoption of this shareholder proposal will facilitate that process, or enhance the likelihood of any particular outcome. Promoting a specific course of action without regard to the circumstances at the time could result in uncertainty concerning the Company’s future and franchise value.

The Board has maintained a close relationship with a nationally recognized investment banking firm and is committed to maximizing shareholder value. The Board believes the adoption of the proposed shareholder resolution is inconsistent with this commitment.

For these reasons, the Board of Directors unanimously recommends a vote against Proposal No. 5.

Required Vote

The proposal will be approved if the number of shares of common stock voting for the proposal exceeds the number of shares voting against the proposal. Proxies received by the Company and not revoked prior to or at the Meeting will be voted against this proposal unless otherwise instructed by the shareholder. Abstentions, and shares not voted by brokers and other entities holding shares on behalf of beneficial owners, will have no effect on the outcome. The vote is an advisory vote, and therefore not binding.

EXECUTIVE OFFICERS

Our executive officers, as listed below, are subject to re-election annually and serve at the pleasure of the Board of Directors.

Name	Age	Present Positions with the Company and the Bank

M. Todd Kanipe	48

President and Chief Executive Officer and Director since July 2009; Executive Vice President and Chief Credit Officer from December 2005 to July 2009; Chief Financial Officer from January 2008 through September 2008; Chief Credit Officer from July 2004 through December 2005; Vice President and Trust Relationship Manager from 1999 to July 2004

Steve Marcum	60

Executive Vice President and Chief Financial Officer since August 2009 and from October 2005 through January 2008; from January 2008 to August 2009, bank examiner at the Federal Deposit Insurance Corporation and senior manager with Carr, Riggs & Ingram (formerly Holland CPAs), a Bowling Green, Kentucky public accounting firm

Marc R. Lively	53

Executive Vice President and Chief Credit Officer since December 2011; from 2005 to 2011, President and, from 2000 to 2011, Chief Executive Officer of Community First, Inc. and Community First Bank & Trust, Columbia, Tennessee

Kim M. Thomas	46

Executive Vice President and President, Community Banking since January 2009; from 2005 through 2007, Executive Vice President and Chief Marketing Officer; from 1999 through 2004, Vice President of Marketing and commercial banking officer

EXECUTIVE COMPENSATION

The following table provides information concerning compensation paid or accrued by the Company and the Bank to or on behalf of each person who served as our President and Chief Executive Officer in 2016 and the two other  most highly compensated executive officers who had annual salary and bonus that exceeded $100,000 in 2016 (the “named executive officers”).

Summary Compensation Table

					Non-Equity
				Fees	Incentive
				Earned or	Plan	All Other
Name and			Bonus	Paid in Cash	Compensation	Compensation
Principal Position	Year	Salary($)	($)(1)	($)(2)	($)(3)	($)(4)	Total($)
M. Todd Kanipe	2016	$251,125	—	—	$131,841	$22,749	$405,715
President and	2015	$245,000	—	$5,000	$84,562	$21,797	$356,359
Chief Executive Officer	2014	$230,000	$12,500	$13,000	$71,012	$20,809	$347,321

Steve Marcum	2016	$210,125	—	—	$78,797	$19,008	$307,930
Executive Vice President and	2015	$205,394	—	$5,000	$47,171	$17,193	$274,758
Chief Financial Officer	2014	$195,398	$10,000	$13,000	$36,124	$15,007	$269,529

Marc R. Lively	2016	$194,750	—	—	$73,031	$20,652	$288,433
Executive Vice President and	2015	$190,000	—	—	$43,719	$19,405	$253,124
Chief Credit Officer	2014	$190,000	$15,000	—	$35,197	$17,824	$258,021

(1)	2014 bonuses are for 2013 performance but were not approved or paid until 2014.
(2)	Represents directors’ fees. The payment of directors’ fees to directors who are also employees of the Company was discontinued in May 2015.
(3)

These amounts represent incentives that were earned under the Management Incentive Plan. 2016 incentive amounts are for 2016 performance but were not approved or paid until 2017. 2015 incentive amounts are for 2015 performance but were not approved or paid until 2016. 2014 incentive amounts are for 2013 performance but were not approved or paid until 2014.

(4)

Other compensation for 2016 includes: (a) the match of up to 4% of the officer’s salary under the 401(k) Plan ($10,600 for Mr. Kanipe; $10,325 for Mr. Marcum; and $9,570 for Mr. Lively); (b) the cost of life insurance premiums paid on behalf of the officer ($768 for Mr. Kanipe; $768 for Mr. Marcum; and $749 for Mr. Lively); (c) the portion of the cost of health insurance coverage for such officer that is paid by the Company ($5,027 for Mr. Kanipe; $4,308 for Mr. Marcum; and $5,027 for Mr. Lively); and (d) automobile allowance ($4,727 for Mr. Kanipe; $0 for Mr. Marcum; and $3,600 for Mr. Lively).

Outstanding Equity Awards at Fiscal-Year End

			Equity incentive
	Number of		plan awards:	Equity incentive plan
	shares or		Number of	awards: Market or
	units of	Market value of	unearned shares,	payout value of
	stock that	shares or units of	units or other	unearned shares, units
	have not	stock that have	rights that have not	or other rights that
Name	vested (#)	not vested ($)	vested(#)(1)	have not vested ($)(2)

M. Todd Kanipe			4,000	$72,000
			3,550	$63,900
Steve Marcum			2,500	$45,000
			2,200	$39,600
Marc R. Lively			2,300	$41,400
			2,050	$36,900

(1)

Represents performance units issued under the 2015 Incentive Compensation Plan. The performance factors applicable to these grants are return on average assets, ratio of non-performing assets to total assets and ratio of net charge-offs to average total loans. At the threshold performance level, the officer would receive 0% of the shares shown; at the target performance level, the officer would receive 100% of the shares shown; and at the maximum performance level, he would receive 150% of the shares shown. For performance greater than the threshold level but less than the maximum level the number of shares would be based upon interpolation between the closest performance points. Awards will be settled in shares of the Company’s common stock.

(2)	Market value is determined by multiplying the closing market price of the Company’s common stock on December 31, 2016 by the number of shares issuable upon achievement of the target performance goal.
(3)

Performance stock units are earned over three-year performance periods ending December 31, 2017 and 2018 based on goals. The vesting schedule for performance stock units for each named executive officer is as follows (in number of shares):

Vesting Date	Kanipe	Marcum	Lively

12/31/2017	4,000	2,500	2,300
12/31/2018	3,550	2,200	2,050
	7,550	4,750	4,350

Incentive Compensation Plan. The Board of Directors adopted the Citizens First Corporation 2015 Incentive Compensation Plan on December 18, 2014 and the Plan was approved by the shareholders at the 2015 annual meeting of shareholders.

Under the Incentive Compensation Plan, the Compensation Committee of the board, in its discretion, may grant an award under the plan to any employee of the Company or an affiliate.  Subject to adjustment as described below, the maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the plan is the sum of the following:  100,000 shares plus any shares covered by an award that are forfeited or remain unpurchased or undistributed upon termination or expiration of an award under the Plan. In the event of any stock split, stock dividend, spin-off, or other relevant change affecting the Company’s common stock, the Compensation Committee may adjust the number of shares available for grants and the number of shares and price under outstanding grants made before the event, as provided in the Plan.

The Incentive Compensation Plan is administered by the Compensation Committee, which has broad discretionary authority under the Plan. The Compensation Committee may delegate all or any part of its authority and powers under the plan to one or more directors or officers of the Company. However, the Compensation Committee may not delegate its authority and powers with respect to grants to persons covered by Section 16 of the Securities Exchange Act of 1934 in a way that would jeopardize the Plan’s satisfaction of Rule 16b‑3 of the Securities Exchange Act of 1934, or with respect to grants intended to constitute “performance based compensation.”

Subject to the limits imposed by the Plan and described below, the Compensation Committee, in its discretion, may award any of the following types of awards to any employee: (i) incentive stock options, (ii) nonqualified stock options, (iii) stock appreciation rights, (iv) restricted shares, (v) unrestricted shares, (vi) performance shares, (vii) performance units, and (viii) restricted stock units.

The Compensation Committee may condition awards on the achievement of certain objective performance measures established by the Compensation Committee during the first 90 days of the award’s performance period. The performance measures will be based on any of the factors listed below, alone or in combination, as determined by the Compensation Committee. Such factors may be applied on a corporate-wide or business-unit basis, include or exclude one or more of the Company’s subsidiaries, may be in comparison with plan, budget or prior performance, and/or may be on an absolute basis or in comparison with peer-group performance. Performance measures may differ from participant to participant and from award to award. The factors that may be used as performance measures will be one or more of the following: interest income; net interest income; interest expense; net interest margin; non-interest income; fee income; revenues; securities gains or losses; other income; deposits; deposit growth; deposit market share; non-interest expense;

total expenses; efficiency ratio; credit quality; non-performing assets;  net charge offs; provision expense; operating income; net income; earnings per share; return on assets; return on equity; regulatory capital ratios; stock price; dividends; total shareholder return; productivity; customer satisfaction; employee diversity goals or employee turnover; specified objective social goals; and goals relating to acquisitions.

The Board of Directors may amend, suspend, or terminate the Incentive Compensation Plan at any time. Shareholder approval of an amendment will be required to the extent necessary to satisfy applicable legal and regulatory agency rules.

Under the Incentive Compensation Plan, in 2016 the named executive officers were awarded performance units under the following terms:

Performance period:	Three years, beginning January 1, 2016 through December 31, 2018

Performance factors:

Return on average assets; ratio of non-performing assets to total assets; and ratio of net charge-offs to average total loans, with return on average assets weighted 70%, non-performing asset ratio weighted 15% and net charge-off ratio weighted 15%

Performance ranges:	The performance units provide for threshold, target and maximum performance goals as follows:

	Threshold	Target	Maximum
Return on average assets	0.84%	0.95%	1.00%
Non-performing assets to total assets	1.50%	1.00%	0.50%
Net charge-offs to average total loans	0.20%	0.10%	0.05%

At the threshold performance level, the officer would receive 0% of the shares shown; at the target performance level, the officer would receive 100% of the shares shown; and at the maximum performance level, he would receive 150% of the shares shown. For performance greater than the threshold level but less than the maximum level the number of shares would be based upon interpolation between the closest performance points.

Each long-term incentive award was determined as a percentage of the participant’s year 1 base salary and was expressed as a number of shares of Company common stock valued on the date of grant. Fractional shares are not distributable.

Management Incentive Plan. In 2014, the Board of Directors adopted the Citizens First Corporation 2014 Management Incentive Plan. The Management Incentive Plan is intended to be our primary vehicle for awarding annual incentive compensation to management to reward short-term financial and operational performance. The Management Incentive Plan does not preclude us from making discretionary bonus payments or special awards to participants outside of the Management Incentive Plan.

The Management Incentive Plan sets forth performance incentives that are designed to provide for annual cash awards that are payable if we meet or exceed the annual performance objectives established by our board. Under this Plan, our board may establish annual performance levels as follows: (1) threshold represents the minimum level of  performance level that must be achieved before any incentive awards are payable; (2) target performance is defined as the expected level of performance in view of all relevant factors, as described in more detail below; and (3) the maximum represents that which reflects outstanding performance. Target performance under this Plan is intended to provide for aggregate annual cash compensation (salary and bonus) that approximates peer level compensation. Threshold performance would begin to fund payouts at 0 percent of the target incentive, target would be 100 percent, and maximum would be 150 percent, with payout interpolated between these award levels. Any awards under the Plan are payable in full following the Compensation Committee’s certification of the Company’s financial results for the performance period.

The amount of cash incentive payments under the Management Incentive Plan is based entirely on the achievement of pre-established performance goals. These payout levels are determined by the Compensation Committee after reviewing peer and survey data. Performance measures under the Management Incentive Plan include:

•	return on assets;
•	return on equity;
•	net income;
•	total shareholder equity;
•	efficiency ratio;
•	earnings per share; and
•	total shareholder return.

Under the terms of the Management Incentive Plan, in 2016 the named executive officers were eligible to receive incentive compensation based on the achievement of certain Company performance objectives (weighted at 20% to 30%). The target bonus levels were 35% of base salary for the CEO and 25% for each of the other named executive officers. Each named executive officer’s bonus under the plan is based upon the achievement of the Company performance objectives listed below. The Company’s 2016 performance goals were as follows, with the earnings per share  objective weighted 30%, the efficiency ratio weighted 20%, and the non-performing asset ratio and return on average asset ratio each weighted 25%:

		Non-Performing
	Earnings Per	Assets to Total	Return on	Efficiency
	Share	Assets	Average Assets	Ratio
Threshold	$1.57	1.00%	0.84%	70.84%
Target	$1.68	0.75%	0.88%	68.49%
Maximum	$1.74	0.50%	0.91%	68.04%

The Company exceeded the target objective for each performance goal. Total incentive compensation for 2016 under the Management Incentive Plan was approximately $384,389. The amounts payable to each of our named executive officers under our Management Incentive Plan is set forth under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Employment Agreements. The Company is a party to an employment agreement with M. Todd Kanipe dated August 1, 2014 which provides for Mr. Kanipe’s employment by us as President and Chief Executive Officer. Mr. Kanipe’s employment agreement is for a term of three years and will be automatically renewed for successive one year terms unless either party gives 60 days notice to the other of its intent not to renew. The agreement provides for payment to Mr. Kanipe of an annual salary of $230,000 (subject to adjustment from time to time), 200 hours of paid time off annually, a monthly automobile allowance and participation in all employee benefit programs as are offered by the Company to its other executive officers. The agreement may be terminated by the Company immediately for cause (as defined in the agreement) or upon 60 days prior notice without cause. In the event the agreement is terminated with cause, Mr. Kanipe shall not be entitled to any further compensation following written notice of termination. In the event the agreement is terminated without cause, the Company will be obligated to pay Mr. Kanipe an amount equal to six months of base salary plus the value of accrued fringe benefits through the date of termination. In the event that Mr. Kanipe’s employment is terminated by the Company for any reason other than cause within one year following a Change in  Control (as defined in the agreement),  the Company will pay Mr. Kanipe an amount equal to two times Mr. Kanipe’s base salary and shall pay the premiums required to maintain health insurance coverage for Mr. Kanipe and his dependents until the earliest of the first anniversary of the termination of employment or the date on which Mr. Kanipe is included in another employer’s benefit plans. Mr. Kanipe will be entitled to the same amounts if Mr. Kanipe terminates his employment within one year after a Change in Control following certain events, including a change in the present capacity or circumstances in which he is employed immediately prior to completion of the Change in Control. In the event of termination of the agreement, Mr. Kanipe will be prohibited for six months from rendering any services to any banking institution located within 50 miles of any office of the Company, (ii) offering employment to any other person who was an employee or agent of the Company at any time during the last twelve months of Mr. Kanipe’s employment, or (iii) contacting any existing or prospective customer of the Company for the purpose of soliciting, offering or doing any type of business or services similar in nature to the business of the Company.

The Company and Steve Marcum entered into an employment agreement dated August 1, 2014 providing for Mr. Marcum’s employment as Executive Vice President and Chief Financial Officer of the Company and the Bank. The agreement is for a term of three years and will be automatically renewed for successive one year terms unless either party gives 60 days notice to the other of its intent not to renew. The agreement provides for payment to Mr. Marcum of an annual salary of $195,000 (subject to adjustment from time to time), 160 hours of paid time off annually and participation in all employee benefit programs as are offered by the Company to its other executive officers. The agreement may be terminated by the Company immediately for cause (as defined in the agreement) or upon 60 days prior written notice without cause. In the event the agreement is terminated with cause, Mr. Marcum shall not be entitled to any further compensation following written notice of termination. In the event the agreement is terminated without cause, the Company will be obligated to pay Mr. Marcum an amount equal to six months of base salary plus the value of accrued fringe benefits through the date of termination. In the event that Mr. Marcum’s employment is terminated by the Company for any reason other than cause within one year following a Change in  Control (as defined in the agreement),  the Company will pay Mr. Marcum an amount equal to two times Mr. Marcum’s base salary and shall pay the premiums required to maintain health insurance coverage for Mr. Marcum and his dependents until the earliest of the first anniversary of the termination of employment or the date on which Mr. Marcum is included in another employer’s benefit plans. Mr. Marcum will be entitled to the same amounts if Mr. Marcum terminates his employment within one year after a Change in Control following certain events, including a change in the present capacity or circumstances in which he is employed immediately prior to completion of the Change in Control. In the event of termination of the agreement, he will be prohibited for six months from (i) rendering any services to any banking institutions within 50 miles of any office of the Company, (ii) offering employment to any other person who was an employee or agent of the Company at any time during the last twelve months of Mr. Marcum’s employment, or (iii) contacting any existing or prospective customer of the Company for the purpose of soliciting, offering or doing any type of business or services similar in nature to the business of the Company.

The Company is a party to an employment agreement with Marc Lively dated August 1, 2014 which provides for Mr. Lively’s  employment by us as Executive Vice President – Chief Credit Officer. Mr. Lively’s employment agreement is for a term of three years and will be automatically renewed for successive one year terms unless either party gives 60 days’ notice to the other of its intent not to renew. The agreement provides for payment to Mr. Lively of an annual salary of $190,000 (subject to adjustment from time to time), 160 hours of paid time off annually, a monthly automobile allowance and participation in all employee benefit programs as are offered by the Company to its other executive officers. The agreement may be terminated by the Company immediately for cause (as defined in the agreement) or upon 60 days prior notice without cause. In the event the agreement is terminated with cause, Mr. Lively shall not be entitled to any further compensation following written notice of termination. In the event the agreement is terminated without cause, the Company will be obligated to pay Mr. Lively an amount equal to six months of base salary plus the value of accrued fringe benefits through the date of termination. In the event that Mr. Lively’s employment is terminated by the Company for any reason other than cause within one year following a Change in  Control (as defined in the agreement),  the Company will pay Mr. Lively an amount equal to two times Mr. Lively’s base salary and shall pay the premiums required to maintain health insurance coverage for Mr. Lively and his dependents until the earliest of the first anniversary of the termination of employment or the date on which Mr. Lively is included in another employer’s benefit plans. Mr. Lively will be entitled to the same amounts if Mr. Lively terminates his employment within one year after a Change in Control following certain events including a change in the present capacity or circumstances in which he is employed immediately prior to the Change in Control. In the event of termination of the agreement, Mr. Lively will be prohibited for six months from rendering any services to any banking institution located within 50 miles of any office of the Company, (ii) offering employment to any other person who was an employee or agent of the Company at any time during the last twelve months of Mr. Lively’s employment, or (iii) contacting any existing or prospective customer of the Company for the purpose of soliciting, offering or doing any type of business or services similar in nature to the business of the Company.

401(k) Plan. We maintain a 401(k) plan for substantially all employees. Employees may voluntarily contribute to the plan. Historically we have matched employee contributions in an amount equal to 100% of the employee’s contributions up to 4% of the employee’s compensation. We may also make an additional profit sharing contribution to the plan, subject to the discretion of the Board of Directors. There was no additional profit sharing contribution made for 2016.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 24, 2017 (except as otherwise indicated below) regarding the beneficial ownership of our common stock by each director of the Company, each named executive officer listed in the Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. Except as otherwise noted, each person is the record owner of and has sole voting and investment power with respect to the shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is calculated based on 2,019,052 shares of common stock outstanding as of March 24, 2017.

		Common
		Shares That
		May Be
		Acquired Upon
		Conversion of
	Common	Preferred		Percent Of
Name of Beneficial Owner	Shares Owned	Stock(1)	Total	Class
Barry D. Bray (3)	31,069	27,304	58,373	2.9%
Kent Furlong	2,250	—	2,250	*
Sarah Glenn Grise (4)	6,198	—	6,198	*
Chris Guthrie	1,246	—	1,246	*
Jim Henderson	290	—	290	*
James R. Hilliard	12,506	18,203	30,709	1.5%
M. Todd Kanipe (5)	23,966	—	23,966	1.2%
Marc R. Lively	3,500	—	3,500	*
Steve Marcum	15,988	—	15,988	*
Amy Milliken (6)	7,063	6,826	13,889	*
Jack Sheidler	38,883	36,406	75,289	3.6%
John Taylor	2,890	—	2,890	*
Kevin Vance	6,123	6,826	12,949	*
Current directors and executive officers as a group (14 persons)	161,225	95,565	256,790	12.1%

*Less than 1.0%.

(1)

Represents shares that could be acquired upon conversion of shares of convertible preferred stock. Shares of convertible preferred stock have a stated value of $31,992 per share and are convertible into shares of our common stock at a price of $14.06 per share.  Shares of convertible preferred stock are owned by our directors and named executive officers as follows:  Mr. Bray – 12 shares (includes 2 shares held by Mr. Bray’s wife); Mr. Hilliard – 8 shares; Ms. Milliken – 3 shares (held jointly with Ms. Milliken’s father); Mr. Sheidler – 16 shares; and Mr. Vance – 3 shares (held jointly with Mr. Vance’s wife; such shares are pledged as security for a loan).

(3)	Includes 8,000 shares held by Mr. Bray’s wife.
(4)	Includes 1,357 shares held jointly with Ms. Grise’s husband.
(5)	Includes 2,000 shares held in an individual retirement account for the benefit of Mr. Kanipe’s wife.
(6)	Includes 56 shares held jointly with Ms. Milliken’s husband, 530 shares held by Ms. Milliken’s husband and 2,970 shares held by Ms. Milliken’s children.

The following table sets forth information as of March 24, 2017 (except as otherwise indicated below) regarding the beneficial ownership of our common stock by the only persons known by the Company to beneficially own five percent (5%) or more of the common stock. The percentage of beneficial ownership is calculated based on 2,019,052 shares of common stock outstanding as of March 24, 2017.

		Common Shares
		That May Be
	Common	Acquired Upon
	Shares	Conversion of		Percent of
Name and Address of Beneficial Owner	Owned	Preferred Stock	Total	Class
Service Capital Advisors, LLC (1)	194,000		194,000	9.6%
1700 Pacific Avenue, Suite 2020
Dallas, Texas 75201
PRB Advisors, L.L.C. (2)	183,766		183,766	9.1%
245 Park Avenue, 24th Floor
New York, New York 10167
Siena Capital Partners I, L.P. (3)	170,677		170,677	8.5%
100 N. Riverside Plaza
Chicago, Illinois 60606
Tontine Financial Partners, LP (4)	139,437		139,437	6.9%
1 Sound Shore Drive, Suite 304
Greenwich, Connecticut 06380‑7521
Bay Pond Partners, L.P. (5)		106,925	106,925	5.0%
c/o Wellington Management
Group, LP
280 Congress Street
Boston, Massachusetts 02210
Wellington Management Group, LLP (6)	31,544	106,925	138,469	6.5%
280 Congress Street
Boston, Massachusetts 02210

(1)

Based on information set forth in a Schedule 13G/A filed February 13, 2009 by Service Capital Advisors, LLC with the Securities and Exchange Commission (“SEC”) on its own behalf and on behalf of its affiliates, Service Capital Partners, LP and Dory Wiley (collectively, “SEP”). According to the filing, SEP has shared voting and dispositive power with respect to the shares.

(2)

Based on information set forth in a Schedule 13G/A filed February 12, 2016 by PRB Advisors, LLC with the SEC on its own behalf and on behalf of its affiliates, PRB Investors, L.P., Andrew P. Bergman and Stephen J. Paluszek (collectively, “PRB”). According to the filing, PRB has shared voting and dispositive power with respect to 171,900 shares and Stephen J. Paluszek has sole voting and dispositive power with respect to an additional 11,866 shares.

(3)

Based on information set forth in a Schedule 13G filed December 8, 2015 by Siena Capital Partners I, LP with the SEC on its own behalf and on behalf of its affiliates, Siena  Capital Partners Accredited, L.P. and Siena Capital Management (collectively, “Siena”). According to the filing, Siena has shared voting and dispositive power with respect to the shares.

(4)

Based on information set forth in a Schedule 13G/A filed February 10, 2017 by Tontine Management, LLC with the SEC on its own behalf and on behalf of its affiliates Tontine Financial Partners, LP and Jeffrey L. Gendell (collectively, “Tontine”). According to the filing, Tontine has shared voting and dispositive power with respect to the shares.

(5)	Based on information set forth in a Schedule 13G filed January 19, 2016.
(6)

Based on information set forth in a Schedule 13G/A filed February 9, 2017 by Wellington Management Group, LLP with the SEC on its own behalf and on behalf of its affiliates, Wellington Group Holdings, LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively, “Wellington”). According to the filing, Wellington has shared voting and dispositive power with respect to the shares. Bay Pond Partners, L.P. has the right to receive dividends from, or the proceeds from the sale of, the 106,925 shares that may be acquired upon conversion of preferred stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of holdings and transactions in our common stock with the Securities and Exchange Commission. Based on our information, we believe that all Section 16(a) Securities and Exchange Commission filing requirements applicable to our directors, executive officers and other beneficial owners for 2016 were timely met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have had and expect in the future to have banking transactions in the ordinary course of business with our directors and executive officers and their associates, including members of their families, corporations, partnerships or other organizations in which the directors and officers have a controlling interest. All loan and other transactions were on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors. None of such loans were disclosed as nonaccrual, past due, restructured or potential problems in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2016.

AUDIT COMMITTEE REPORT

The following is the Report of the Audit Committee regarding the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10‑K.

The Audit Committee has reviewed and discussed with our management the Company’s audited financial statements as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016. The Audit Committee also reviewed and discussed with Crowe Horwath LLP,  the Company’s independent registered public accounting firm, all communications required by standards of the PCAOB, including the matter required to be discussed by Auditing Standard No. 16, Communications with Audit Committee, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Crowe Horwath LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Crowe Horwath LLP their independence.

Based upon such review and discussions, the Audit Committee has recommended to the Board of Directors that, and the Board of Directors has approved, the audited financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Sarah Glenn Grise, Chairman
Barry Bray
Jim Henderson
Jack Sheidler
John Taylor
Kevin Vance

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has approved the appointment of Crowe Horwath LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Crowe Horwath is a full-service firm of certified public accountants and has served as the Company’s auditors since 2005. Services provided to the Company are described below under “Audit Fees.”  A representative of Crowe Horwath is expected to be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Audit Fees. During the years ended December 31, 2016 and 2015, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2016	2015
Audit Fees (1)	$99,000	$95,500
Audit-Related Fees (2)	23,584	21,367
Tax Fees (3)	16,410	15,750
All Other Fees	—	—
Total Fees	$138,994	$132,617

(1)	Includes fees related to the annual independent audit of the Company’s financial statements and reviews of the Company’s annual and quarterly reports.
(2)	Includes services for consultation on various accounting matters and audit of the Company’s 401(k) plan.
(3)	Includes fees for tax return preparation, tax consulting and quarterly estimated income tax calculations.

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services that the Company’s independent auditor may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by Crowe Horwath during fiscal years 2016 and 2015 prior to Crowe Horwath performing such services.

ANNUAL REPORT

We will provide without charge to any shareholder, upon written request, a copy of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2016, which includes financial statements, which is required to be filed with the Securities and Exchange Commission. Written requests should be directed to Kim Kleis, Citizens First Corporation, at 1065 Ashley Street, Suite 150, Bowling Green, Kentucky 42103, or at telephone number (270) 393‑0700.

OTHER MATTERS

We timely received notice that a stockholder may present a proposal at the Meeting recommending that the Company amend its bylaws to provide that any director of the Company must be a stockholder holding a beneficial interest in or ownership of no fewer than 10,000 shares of common stock of the Company prior to the director’s nomination or election. The persons appointed as proxies will have discretionary authority to vote on this proposal if it is submitted to a vote of the stockholders at the Meeting. If this proposal is properly presented, it is intended that the persons named in the proxy card will use their discretionary authority to vote against such proposal. In March 2017, the Board of Directors adopted an amendment to the bylaws  that provides that all directors are to beneficially own 5,000 shares of the Company’s common stock within twelve months after their election or reelection. The Board believes that this bylaw amendment appropriately aligns the interests of members of our Board of Directors with our shareholders.

In addition, the persons appointed as proxies will have discretionary authority to vote on matters incident to the conduct of the meeting.

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

ANNUAL MEETING OF SHAREHOLDERS OF CITIZENS FIRST CORPORATION May 17, 2017 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330303030000000000 1 051717 December 31, 2017. (The Board recommends a vote FOR this Company’s named executive officers as described in the proxy changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or other fiduciary, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSALS 4 AND 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: NOMINEES: FOR ALL NOMINEESO Barry D. Bray O Sarah Glenn Grise WITHHOLD AUTHORITYO Amy Milliken FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending proposal). 3. To approve, on a non-binding, advisory basis, the compensation of the statement. (The Board recommends a vote FOR this proposal). 4. Shareholder proposal to urge the Board to take all necessary steps to eliminate the classified Board of Directors. (The Board recommends a vote AGAINST this proposal). 5. Shareholder proposal to recommend the Board implement steps to achieve a sale, merger or other disposition of the Company. (The Board recommends a vote AGAINST this proposal). When properly executed, this proxy will be voted in the manner specified above by the shareholder. To the extent contrary specifications are not given, this proxy will be voted for the nominees listed in Item 1, for approval of proposals 2 and 3, and against proposals 4 and 5. In their discretion, the proxies are authorized to vote on other matters as may properly come before the annual meeting as described in the proxy statement. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Shareholder Date: Signature of ShareholderDate: IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING: The notice of annual meeting, proxy statement and annual report are available at http://www.astproxyportal.com/ast/19059/ COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS

ANNUAL MEETING OF SHAREHOLDERS OF CITIZENS FIRST CORPORATION May 17, 2017 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING: The notice of annual meeting, proxy statement and annual report are available at http://www.astproxyportal.com/ast/19059/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330303030000000000 1 051717 proposal). changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, guardian or other fiduciary, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES FOR DIRECTOR LISTED IN ITEM 1, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSALS 4 AND 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors: NOMINEES: FOR ALL NOMINEESO Barry D. Bray O Sarah Glenn Grise WITHHOLD AUTHORITYO Amy Milliken FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. (The Board recommends a vote FOR this 3. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as described in the proxy statement. (The Board recommends a vote FOR this proposal). 4. Shareholder proposal to urge the Board to take all necessary steps to eliminate the classified Board of Directors. (The Board recommends a vote AGAINST this proposal). 5. Shareholder proposal to recommend the Board implement steps to achieve a sale, merger or other disposition of the Company. (The Board recommends a vote AGAINST this proposal). When properly executed, this proxy will be voted in the manner specified above by the shareholder. To the extent contrary specifications are not given, this proxy will be voted for the nominees listed in Item 1, for approval of proposals 2 and 3, and against proposals 4 and 5. In their discretion, the proxies are authorized to vote on other matters as may properly come before the annual meeting as described in the proxy statement. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Shareholder Date: Signature of ShareholderDate:

- 0 CITIZENS FIRST CORPORATION Proxy for Annual Meeting of Shareholders on May 17, 2017 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Dawn Forbes and Kim Kleis, and each them, as true and lawful agents and proxies, with full power of substitution represent the undersigned in all matters coming before the 2017 Annual or either of in each, to Meeting of Shareholders of Citizens First Corporation to be held at the Warren County Public Library, Bob Kirby Branch, 175 Iron Skillet Court, Bowling Green, Kentucky on Wednesday, May 17, 2017 at 10:00 a.m. local time, and any adjournments thereof, and to vote all shares owned of record by the undersigned as follows: (Continued and to be signed on the reverse side.) 14475 1.1